Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Supernova Partners Acquisition Company, Inc. on Amendment No. 2 of Form S-4 of our report dated March 31, 2021, except for the effects of the restatement discussed in Notes 2 and 11 to which the date is May 25, 2021, with respect to our audits of the financial statements of Supernova Partners Acquisition Company, Inc. as of December 31, 2020 and for the period of August 31, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

June 24, 2021